PROSPECTUS SUPPLEMENT NO. 9

                                  $792,000,000

                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 8, 2000, September 15, 2000, September 29, 2000, October 10, 2000, October 17, 2000, November 20, 2000,
December 1, 2000 and January 12, 2001 relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entity named below as a Selling Securityholder.

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
                                                                  MAY BE SOLD       THAT MAY BE SOLD
                                                                ----------------    ----------------
Alta Partners Holdings, LDC.................................      $  5,000,000            37,301
     Additionally, the following line items in the table of Selling Securityholders are hereby amended as follows:
Chrysler Corporation Master Retirement Trust................      $    140,000             1,044
Delta Airlines Master Retirement Trust......................           545,000             4,065
Motion Picture Industry Health Plan-Active Member Fund......            20,000               149
Motion Picture Industry Health Plan-Retiree Member Fund.....             5,000                37
OCM Convertible Trust.......................................           885,000             6,602
State Employees' Retirement Fund of the State of Delaware...         1,060,000             7,907
State of Connecticut Combined Investment Funds..............         2,375,000            17,718
Vanguard Convertible Securities Fund, Inc...................         2,470,000            18,426
                    Total...................................       748,040,000         5,580,537

     The table of Selling Securityholders contained in the prospectus is hereby amended to remove Partner Reinsurance Company, Ltd.

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

           The date of this prospectus supplement is January 31, 2001